                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(c)(2))

                              ITT INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

2001

NOTICE OF ANNUAL MEETING
& PROXY STATEMENT

                            [ITT INDUSTRIES GRAPHIC]

                                                           [ITT INDUSTRIES LOGO]
                                                                  ITT INDUSTRIES
                                                             Engineered for life

                                                                [ITT Letterhead]

Louis J. Giuliano
Chairman, President and Chief Executive Officer
                                                           ITT Industries

                                                           4 West Red Oak Lane
                                                           White Plains, NY
                                                           10604

                                                                  March 27, 2001

Dear Fellow Shareholders:

Enclosed are the Notice of Annual Meeting and Proxy Statement for ITT Industries' 2001 Annual Meeting of Shareholders. As has been the case with our previous Annual Meetings, this year's meeting is intended to address only the business included on the agenda. The two formal items on the agenda will be the tabulation and report of proxies and ballots for election of seven Directors, and appointment of the independent auditor. We expect to have no other agenda items. The accompanying Notice of Annual Meeting and Proxy Statement provides information required by applicable laws and regulations, including pertinent information about each nominee for election as director and the independent auditor.

If you are the registered owner of ITT Industries' stock, you may vote your shares by making a toll-free telephone call or using the Internet. You also may vote your shares by returning your proxy form by mail. Details of these voting options are explained in the Proxy Statement. You also can find useful instructions on the enclosed proxy form.

If you are a beneficial owner and someone else, such as your bank or broker, is the owner of record, the owner of record will communicate with you about how to vote your shares.

We urge you to complete and return the enclosed proxy as promptly as possible. Your vote is important.

                                          Very truly yours,

                                       /s/ Louis J. Giuliano

[ITT Industries Logo]

                                                                  March 27, 2001

                         NOTICE OF 2001 ANNUAL MEETING

The 2001 Annual Meeting of ITT Industries, Inc. will be held on Tuesday, May 15, 2001 at 10:30 a.m. at Tappan Hill, 81 Highland Avenue, Tarrytown, New York. Directions to Tappan Hill are provided inside the back cover of the Proxy Statement.

The purpose of the 2001 Annual Meeting is to elect seven Directors and to ratify the Board of Directors' appointment of Arthur Andersen LLP as ITT Industries' independent auditors for 2001.

The record date for the meeting is March 20, 2001. If you were a shareholder at the close of business on the record date, you are entitled to vote.

                                          By order of the Board of Directors,

                                          /s/ Kathleen S. Stolar
                                          Kathleen S. Stolar
                                          Vice President and Secretary

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Information about Voting....................................    1
Proposals to be Voted on at the 2001 Annual Meeting.........    4
   A.   Election of Directors...............................    4
   B.   Appointment of the Independent Auditors.............    9
Information About the Board of Directors....................   10
Report of the Audit Committee...............................   16
Report of the Compensation and Personnel Committee..........   19
Performance Graph...........................................   25
Compensation of Executive Officers..........................   26
Option Grants During 2000...................................   28
Aggregated Option Exercises During 2000 and Year-End
   Option Values............................................   29
Long-Term Incentive Plan -- 2000 Awards.....................   29
Senior Executive Severance Pay Arrangements.................   30
Special Senior Executive Severance Pay Plan.................   31
Change of Control Arrangements..............................   31
Salaried Retirement Plan....................................   33
Beneficial Ownership of ITT Industries' Common Stock........   35
Stock Ownership of Directors and Executive Officers.........   36
Appendix A -- Charter for the Audit Committee...............   37

                                PROXY STATEMENT

Beginning March 27, 2001, this proxy statement is being sent to shareholders who were shareholders of record as of March 20, 2001, as part of the Board of Directors' solicitation of proxies for ITT Industries' 2001 Annual Meeting.
                           -------------------------

                            INFORMATION ABOUT VOTING

WHY THE BOARD SOLICITS PROXIES FROM SHAREHOLDERS.   In order to vote your
shares, you must appoint a proxy to vote on your behalf, or attend the annual meeting and vote in person. Because it would be impossible for all shareholders to attend the meeting in person, the Board of Directors recommends that you appoint the three people named on the accompanying proxy form to act as your proxies at the 2001 Annual Meeting.

If you appoint the proxies, they will vote your shares in accordance with your voting instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by the Board of Directors. The proposals to be voted on and the Board's voting recommendations are described on the following pages 4 through 9. If any other matters not described in this proxy statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

This proxy statement and ITT Industries' 2000 Annual Report to Shareholders contain information that the Board of Directors believes offers an informed view of the Company and meets the regulations of the Securities and Exchange Commission for proxy solicitations.

PROXY VOTING PROCEDURES.   You may vote in any one of the following ways:

- BY THE INTERNET, if you have Internet access. To vote by the Internet, follow the Internet voting instructions on the proxy form that is enclosed with this proxy statement.

- BY TELEPHONE, if you call from the United States. To vote by telephone, follow the telephone voting instructions on the proxy form.

- BY MAIL.   To vote by mail, mark your voting instructions on the proxy form, sign the form, and return it in the enclosed envelope. If you do that, the proxies who are named on the proxy form will vote your shares as you have instructed them to do. If you wish, you may simply sign and return the proxy form without specifying how you want your shares to be voted. If you return the proxy without specifying how you want your shares voted, you are authorizing the proxies to vote your shares for the election of the seven nominees for Director and for the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for 2001.

DISCRETIONARY VOTING BY PROXIES.   Apart from the election of Directors and the
appointment of auditors, the Board of Directors did not receive any notice during the advance notice period that ended November 28, 2000 that any other matter might be presented for a vote at the 2001 Annual Meeting. However, if another matter were to be properly presented, the proxies would use their discretion in deciding whether to vote for or against it.

REVOKING YOUR PROXY.   You may revoke your proxy at any time before it is voted
by granting a new proxy or by voting in person at the 2001 Annual Meeting.

SHARES OUTSTANDING.   As of the March 20, 2001 record date for the 2001 Annual
Meeting, 87,914,595 shares of the Company's common stock were outstanding. Each of those outstanding shares is entitled to one vote on each matter to be voted on at the 2001 Annual Meeting.

QUORUM.   In order for business to be conducted at the 2001 Annual Meeting, there must be a quorum. If the holders of a majority of ITT Industries' outstanding shares, as of the record date, are present in person or represented by proxies at the meeting, there will be a quorum.

VOTES REQUIRED TO ELECT DIRECTORS OR APPROVE A PROPOSAL.   Indiana law, the law
of the state in which ITT Industries is incorporated, provides that directors are elected by a plurality of the votes cast. This means that the seven nominees who receive the highest number of votes will be elected the Directors of ITT Industries. Any other matter voted on at the 2001 Annual Meeting, including the appointment of auditors, will be approved if the number of shares voted in favor of it is larger than the number of shares voted against it.

ABSTENTIONS AND BROKER NON-VOTES.   Abstentions and broker non-votes will be
counted in order to determine whether there is a quorum; however, they will not be counted as votes for or against any matter. Therefore, once a quorum is achieved, abstentions and broker non-votes will not have any effect on the outcome of the vote.

VOTING BY EMPLOYEE PARTICIPANTS IN ITT INDUSTRIES' SAVINGS PLANS.   If you
participate in any of ITT Industries' savings plans for salaried or hourly employees, your plan trustee will vote the ITT Industries shares credited to your savings plan account in accordance with your voting instructions. The trustee votes the shares on your behalf because you are the beneficial owner, not the record owner, of the shares credited to your account. The trustees will vote the savings plan shares for which they do not receive voting instructions in the same proportion as the shares for which they received voting instructions.

If you are a participant in the ITT Industries Investment and Savings Plan for Salaried Employees and also are a record owner of ITT Industries' common stock, you will receive one proxy form that reflects your savings plan shares and the other shares you own, including any shares held in the Direct Purchase, Sale & Dividend Reinvestment Plan for ITT Industries, Inc. Common Stock. The number of savings plan and other shares that you own will be set out separately on the proxy form.

NUMBER OF ITT INDUSTRIES SHARES HELD BY PARTICIPANTS IN THE COMPANY'S EMPLOYEE
SAVINGS PLANS.   As of March 20, 2001, Bankers Trust Company held 10,751,613 shares of ITT Industries' common stock (approximately 12% of the outstanding shares) as trustee of the salaried employees savings plan, and Northern Trust Company, Inc. held 498,806 shares (approximately 0.5% of the outstanding shares) as trustee for the hourly employees savings plans.

INSPECTORS OF ELECTION AND CONFIDENTIAL VOTING.   Representatives of IVS
Associates, Inc. will act as the Inspectors of Election for the 2001 Annual Meeting. They will monitor the voting and certify whether the votes of shareholders are being kept in confidence in compliance with ITT Industries' confidential voting policy.

COST OF THE SOLICITATION.   ITT Industries has appointed Georgeson & Company
Inc. to assist with the solicitation of proxies from its registered owners for a fee of $12,500 plus expenses. ITT Industries also will reimburse brokers, nominees, custodians and fiduciaries for their costs of sending the proxy materials to the beneficial owners. Directors, officers or other regular employees of ITT Industries also may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING.   Rule 14a-8 of the
Securities and Exchange Commission establishes the eligibility requirements and the procedures that must be followed for a shareholder's proposal to be included in a public company's proxy materials. Under the rule, if a shareholder wishes to include a proposal in ITT Industries' proxy materials for its next annual meeting, the proposal must be received by ITT Industries on or before November 27, 2001.

ADVANCE NOTICE PROVISIONS.   An ITT Industries shareholder who wishes to present
a matter for action at ITT Industries' next annual meeting, but chooses not to do so under SEC Rule 14a-8, must deliver to ITT Industries, on or before November 27, 2001 a notice containing the information required by the advance notice and other provisions of the Company's By-laws. A copy of the By-laws may be obtained from the Secretary of ITT Industries.

              PROPOSALS TO BE VOTED ON AT THE 2001 ANNUAL MEETING

A. ELECTION OF DIRECTORS

The Board of Directors has nominated seven individuals for election as Directors at the 2001 Annual Meeting. Each of the nominees is currently serving as a Director of ITT Industries and has agreed to continue to serve if elected. If unforeseen circumstances arise before the annual meeting and a nominee becomes unable to serve, the Board of Directors could reduce the size of the Board or nominate someone else for election. If the Board nominates someone else, the proxies could use their discretion to vote for that other person. Each Director elected at the 2001 Annual Meeting will be elected to serve as a Director until ITT Industries' next annual meeting.

Michel David-Weill and General Edward C. Meyer (Ret.), who have served as Directors of ITT Industries and its corporate predecessor since 1981 and 1986, respectively, are retiring from the Board effective at the 2001 Annual Meeting. The Board recognizes Mr. David-Weill's and General Meyer's skill and professional judgment during their many years of service. Mr. Engen, former chairman and chief executive, after many years of fine service to the Company and its corporate predecessor, will not stand for re-election. Mr. Engen resigned February 28, 2001 to accept a position as president and chief executive officer of another company. The size of the Board will be reduced to seven Directors upon the departure of Messrs. David-Weill and Engen and General Meyer.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING SEVEN NOMINEES:

                             LOUIS J. GIULIANO
                             Chairman, President and Chief Executive Officer of ITT
[PHOTO]                      Industries, Inc.

Mr. Giuliano, 54, has been chairman, president and chief executive officer of ITT Industries since March 1, 2001. From October 1998 to February 28, 2001 he was president and chief operating officer of the Company. Prior to that, he was president and chief executive of ITT Industries' Defense and Electronics businesses and a senior vice president of the Company for eight years. Mr. Giuliano joined ITT in July 1988 as a vice president of the Company and vice president of Defense Operations at ITT Defense. Prior to joining ITT, Mr. Giuliano held various positions at Allied-Signal during a 19-year career there, including president of the Avionics Systems Group. Mr. Giuliano holds a BS degree in Chemistry and an MBA from Syracuse University.

Mr. Giuliano has been a Director of ITT Industries since February 24, 2001.

                             RAND V. ARASKOG
                             Chairman and Chief Executive Officer of ITT Corporation
                             (retired), a hotel, gaming, entertainment and information
[PHOTO]                      services company

Mr. Araskog, 69, was chairman and chief executive officer of ITT Corporation from December 1995 until March 1998. Previously, he had served as the chief executive of the corporate predecessor of ITT Industries from 1979, and as its chairman from 1980. He is a director of Dow Jones & Company, The Hartford Financial Services Group, Inc., Rayonier Inc., ITT Educational Services, Inc. and Shell Oil Company. He is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences.

Mr. Araskog has been a Director of ITT Industries or its predecessor since 1977.

[PHOTO]                      CURTIS J. CRAWFORD
                             Chairman of the Board, ON Semiconductor, a global supplier of high-performance broadband and power management
                             integrated circuits, and former Chairman, President and
                             Chief Executive Officer of ZiLOG, Inc., a manufacturer of
                             integrated circuits

Dr. Crawford has been chairman of the board of ON Semiconductor since 1999. He was president and chief executive officer of ZiLOG, Inc. from 1998 to 2001 and its chairman from 1999 to 2001. From 1997 to 1998, Dr. Crawford was group president of the Microelectronics Group of Lucent Technologies and served as its president from 1995-1997. Prior to the formation of Lucent Technologies, he was president of AT&T Microelectronics, a business unit of AT&T, from 1993 to 1995, and its vice president and co-chief executive officer from 1991 to 1993. From 1988 to 1991, he was vice president of sales, service and support at AT&T Computer Systems. From 1973 to 1988, Dr. Crawford held various positions at International Business Machines Corporation. Dr. Crawford is a director of ON Semiconductor and E.I.Dupont de Nemours and Company and is a member of the Board of Trustees of DePaul University. He received a BA degree in business administration and computer science and an MA degree from Governors State University, an MBA from DePaul University and a Ph.D. from Capella University. Governors State University awarded him an honorary doctorate in 1996 and he received an honorary doctorate degree from DePaul University in 1999.

Dr. Crawford has been a Director of ITT Industries since 1996.

                             CHRISTINA A. GOLD
                             Chairman, President and Chief Executive Officer,
                             Excel Communications, Inc.,
[PHOTO]                      a provider of telecommunications services

Mrs. Gold, 53, was named chairman and president of Excel, a unit of BCE, Inc., in November 2000. She continues as its chief executive officer, a position to which she was named in October 1999. Previously, she was president and chief executive officer of The Beaconsfield Group. From February 1997 to March 1998, Mrs. Gold was executive vice president, global direct selling of Avon Products, Inc. She was senior vice president of Avon Products and president of Avon North America from 1993 to 1997, and from 1989 to 1993 Mrs. Gold was president of Avon Canada. She is a director of Meredith Corporation and The Torstar Corporation. Mrs. Gold also is a director of The Conference Board, Inc. of Canada and vice chairman and a trustee of The Conference Board, Inc. in New York. She is a member of the Advisory Council of Carleton University and a member of the board of the Direct Selling Association. Mrs. Gold is a graduate of Carleton University, Ottawa.

Mrs. Gold has been a Director of ITT Industries since 1997.

                             JOHN J. HAMRE
                             President and Chief Executive Officer, Center for Strategic
                             & International Studies, a public policy research
                             institution dedicated to strategic, bipartisan global
[PHOTO]                      analysis and policy impact

Dr. Hamre, 50, was elected president and chief executive officer of CSIS in April of 2000. Prior to joining CSIS, he served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Prior to serving in the Department of Defense, Dr. Hamre was a professional staff member of the Senate Armed Services Committee from 1984 to 1993 with responsibilities for oversight and evaluation of procurement, research and development programs and defense budget issues. From 1978 to 1984, Dr. Hamre served as Deputy Assistant Director, National Security and International Affairs, in the Congressional Budget Office. Dr. Hamre received a B. A., with highest distinction from Augustana College in Sioux Falls, South Dakota, was a Rockefeller Fellow at Harvard Divinity School and was awarded a Ph.D., with distinction, from the School of Advanced International Studies, Johns Hopkins University in 1978.

Dr. Hamre has been a Director of ITT Industries since 2000.

                             RAYMOND W. LEBOEUF
                             Chairman of the Board and Chief Executive Officer of PPG
                             Industries, Inc., a global manufacturer of materials for
                             manufacturing, construction, automotive, chemical processing
[PHOTO]                      and other industries

Mr. LeBoeuf, 54, has been chairman of PPG Industries since November 1997 and its chief executive officer since July 1997. In December 1995 he was elected president and chief operating officer of PPG. He was an executive vice president of PPG from 1994 until 1995. Mr. LeBoeuf joined PPG Industries in 1980 as its treasurer, and held a number of executive positions since that time. Mr. LeBoeuf was elected a director of PPG in December 1995. He is also a director of Praxair, Inc. Mr. LeBoeuf is chairman of the Robert Morris College Board. He is also a board member of the Allegheny Conference on Community Development, Business Roundtable, Extra Mile Foundation and the Pittsburgh Cultural Trust. Mr. LeBoeuf is a graduate of Northwestern University and holds an MBA from the University of Illinois.

Mr. LeBoeuf has been a Director of ITT Industries since 2000.

                             LINDA S. SANFORD
                             Senior Vice President and Group Executive, Storage Systems
                             Group International Business Machines Corporation, an
[PHOTO]                      information technology company

In September 2000, Ms. Sanford, 48, was named senior vice president and group executive, Storage Systems Group, IBM. Previously she was general manager of IBM's Storage Subsystems Division, which develops and markets IBM's Enterprise Storage Server and other storage-related hardware and software. She has also held positions as general manager, Global Industries, which manages relationships with IBM's largest customers worldwide, and general manager of IBM's S/390 Division, which develops, manufactures and markets large-enterprise systems. Ms. Sanford joined IBM in 1975 as a mathematician. Since then she has held a number of executive positions at IBM. Ms. Sanford is a member of the Women in Technology International Hall of Fame and the National Association of Engineers. She is on the Board of Directors of St. John's University and Rensselaer Polytechnic Institute. She is a graduate of St. John's University and earned an MS degree in operations research from Rensselaer Polytechnic Institute.

Ms. Sanford has been a Director of ITT Industries since 1998.

B. APPOINTMENT OF THE INDEPENDENT AUDITORS

Subject to the shareholders' ratification, the Board of Directors has appointed Arthur Andersen LLP as ITT Industries' independent auditors for 2001. Arthur Andersen has served as independent auditors of ITT Industries for many years, and this long-term knowledge enables the firm to carry out its audits effectively and efficiently.

Representatives of the firm attend all meetings of the Audit Committee of the Board of Directors. In keeping with Arthur Andersen's long-standing policy, the partners and employees of the firm who conduct the audits of ITT Industries are rotated periodically. Additionally, the Audit Committee reviews non-audit services provided by Arthur Andersen to ITT Industries. Based on that review, the Audit Committee determined that the provision of certain non-audit services was compatible with the provision of independent auditor services.

AUDIT FEES:   The aggregate fees billed for the audit of ITT Industries' annual financial statements for 2000 and reviews of quarterly unaudited financial statements were approximately $2,784,700.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:   The aggregate
fees billed for 2000 for information technology services were approximately $262,300.

ALL OTHER FEES: Additionally, the Company paid $7,566,900 for services related to internal audit, tax compliance and consulting, acquisitions and divestitures, employee benefit plan audits and for other services provided by Arthur Andersen.

Representatives of Arthur Andersen will attend the annual meeting, and will be available to make a statement at the meeting if they wish. They also will be available to respond to appropriate questions from shareholders in accordance with the rules of the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF ITT INDUSTRIES FOR 2001.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

RESPONSIBILITIES OF THE BOARD OF DIRECTORS.   The Board sets policy for ITT
Industries and advises and counsels the chief executive officer and the executive officers who manage the Company's business and affairs. The Board is responsible for assuring:

     - that there is continuity in the leadership of ITT Industries;

     - that management develops sound business strategies;

     - that adequate capital and managerial resources are available to implement the business strategies;

     - that ITT Industries' systems of financial reporting and internal controls are adequate and properly implemented; and

     - that ITT Industries' businesses are conducted in conformity with applicable laws and regulations.

INDEPENDENT DIRECTORS. ITT Industries' By-laws require that a majority of the Directors and a majority of the members of the Compensation and Personnel Committee at all times shall be independent directors. It has been the practice of ITT Industries that all members of the Compensation and Personnel Committee shall be independent directors. In addition, the By-laws also require all members of the Audit and Nominating and Governance Committees to be independent directors.

The By-laws say an independent director is someone who:

     - has not been employed by ITT Industries in an executive capacity within the past five years;

     - is not an advisor or consultant to ITT Industries, and is not affiliated with a company or a firm that is;

     - is not affiliated with a significant customer or supplier of ITT Industries;

     - does not have a personal services contract with ITT Industries;

     - is not affiliated with a tax-exempt entity that receives significant contributions from ITT Industries;

     - is not related to any of the persons described above; and

     - is free of any other relationship that would interfere with the Director's exercise of independent judgment.

COMMITTEES OF THE BOARD OF DIRECTORS.   The five standing Committees of the
Board that are described below perform essential corporate governance functions. The post of Committee Chair and the members of each Committee are rotated periodically to assure that fresh points of view are reflected.

AUDIT COMMITTEE

Members:                   Christina A. Gold, Chair
                           Curtis J. Crawford
                           John J. Hamre
                           Raymond W. LeBoeuf
                           Linda S. Sanford

Meetings in 2000:          5

Responsibilities:          - Selects the independent auditors, with the
                             concurrence of the Board of Directors and the ratification of the shareholders.

                           - Assesses the objectivity and independence of the
                             independent auditors.

                           - Reviews and approves the annual internal and
                             external audit plans and monitors the progress of the audits throughout the year.

                           - Reviews audit results.

                           - Reviews and approves the audited annual financial
                             statements and makes a recommendation with respect to their inclusion in the Annual Report on Form 10-K, or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K.

                           - Reviews the unaudited financial statements before
                             the release of each quarter's earnings report and filing on Form 10-Q.

                           - Reviews and approves audit fees.

                           - Assures that ITT Industries develops and maintains
                             adequate internal control policies and procedures, and monitors compliance with those policies and procedures.

                           - Oversees the investment of the pension plan assets.

                           - Inspects the expense accounts of ITT Industries'
                             chief executive officer and other corporate officers.

                           - Meets privately with the independent auditors at
                             least twice a year and with the internal auditors at least twice a year.

CAPITAL COMMITTEE

Members:                   Louis J. Giuliano, Chair
                           Rand V. Araskog
                           Curtis J. Crawford
                           Michel David-Weill
                           Travis Engen
                           Christina A. Gold
                           John J. Hamre
                           Raymond W. LeBoeuf
                           Edward C. Meyer
                           Linda S. Sanford

Meetings in 2000:          7

Responsibilities:          - Reviews and approves ITT Industries' long-term
                              strategies.

                           - Reviews ITT Industries' capital, research and
                             development, and engineering budgets.

                           - Reviews and approves ITT Industries' significant
                             investments in new businesses, joint ventures and partnerships.

                           - Reviews and approves ITT Industries' acquisitions
                             and dispositions of significant businesses.

COMPENSATION AND PERSONNEL COMMITTEE

Members:                   Curtis J. Crawford, Chair
                           Edward C. Meyer
                           Linda S. Sanford

Meetings in 2000:          7

Responsibilities:          - Approves ITT Industries' executive compensation
                             program and oversees the administration of the program.

                           - Evaluates senior management performance and
                             approves individual compensation actions for the chief executive officer and for all corporate officers.

                           - Oversees the establishment and administration of
                             ITT Industries' benefit programs.

                           - Selects and retains independent compensation and
                             benefits consultants and other outside counsel, as needed, to provide independent advice to the Committee with respect to ITT Industries' current and proposed executive compensation and employee benefit programs. In 2000 and prior years, the Committee has obtained such advice.

CORPORATE RESPONSIBILITY COMMITTEE

Members:                   Christina A. Gold, Chair
                           Rand V. Araskog
                           Curtis J. Crawford
                           Raymond W. LeBoeuf

Meetings in 2000:          3

Responsibilities:          - Reviews and makes recommendations concerning
                             ITT Industries' roles and responsibilities as a good corporate citizen.

                           - Reviews and considers major claims and litigation
                             involving ITT Industries and its subsidiaries.

                           - Examines ITT Industries' programs and policies for
                             effecting compliance with laws and regulations, including environmental laws and regulations.

                           - Meets regularly with the Corporate Compliance
                             Officer to assess the adequacy and effectiveness of ITT Industries' Code of Corporate Conduct and to review any violations of the Code.

NOMINATING AND GOVERNANCE COMMITTEE

Members:                   Edward C. Meyer, Chair
                           Christina A. Gold
                           John J. Hamre
                           Raymond W. LeBoeuf

Meetings in 2000:          7

Responsibilities:          - Evaluates and makes recommendations to the Board
                             of Directors about the composition and structure of the Board.

                           - Makes recommendations to the Board of Directors
                             concerning the qualifications, compensation and retirement age of Directors.

                           - Administers the Board evaluation process.

                           - Evaluates and proposes nominees for election to the
                             Board of Directors.

                           - Makes recommendations to the Board of Directors
                             concerning the appointment of Directors to Board Committees and the selection of Board Committee Chairs.

During 2000, there were 7 regularly scheduled Board meetings and 29 Committee meetings. All Directors, other than Mr. David-Weill and Mr. LeBoeuf, attended 100% of the aggregate of all meetings of the Board and the Committees on which they served. Mr. LeBoeuf attended 64% of the meetings of the Board and Committees on which he served. Mr. LeBoeuf, who joined ITT Industries' Board in mid-year, was unable to attend its December meetings due to a prior commitment, but attended all other meetings of the Board and Committees on which he served. Mr. David-Weill attended 57% of the meetings of the Board and Committees on which he served.

For 2001, the Board has scheduled six regular meetings. In conjunction with the regular meetings, those Directors who are not employees of ITT Industries are scheduled to meet privately several times during the year.

COMPENSATION OF DIRECTORS.   Non-employee Directors are paid annual retainers of
$50,000 and attendance fees of $1,000 for each Board and Committee meeting (of which they are a member) that they attend. The annual retainer is paid in shares of restricted stock that are held in escrow until the restrictions lapse. The number of restricted shares is determined by dividing into $50,000 the average of the high and low sales prices per share of ITT Industries' common stock on the date of the annual meeting. Any fractional share is paid in cash. Directors receive dividends on the restricted shares and may vote the shares during the restriction period. Directors may choose to extend the restriction period for up to two successive five year periods, or until six months and one day following the Director's termination from the Board under certain permitted circumstances. Attendance fees are paid in cash. Directors can annually choose to defer receipt of attendance fees to a future date, up to the time the Director's service on the Board ends. Such fees are treated as though invested in an interest bearing account. Mr. Giuliano, as an employee Director, will not receive compensation for his Board service. Effective March 1, 2001 Mr. Engen will serve as an uncompensated non-employee Director until the annual meeting on May 15, 2001.

Each Director's restricted shares are held in escrow and may not be transferred in any manner until one of the following events occurs:

     - the fifth anniversary of the grant of the shares unless extended as provided for above;

     - the Director retires from the Board at or after age 65 after having continuously served as a Director of both ITT Industries and its corporate predecessor;

     - the Director retires at age 72;

     - there is a change of control of the Company;

     - the Director becomes disabled or dies;

     - the Director's service is terminated in certain specified, limited circumstances; or

     - any other circumstance in which the Compensation and Personnel Committee believes, in its sole discretion, that the purposes for which the grants of restricted stock were made have been fulfilled and, as such, is consistent with the intention of the Plan.

The ITT Industries Restricted Stock Plan for Non-Employee Directors provides that if a Director ceases serving on the Board under any other circumstances, shares with respect to which the Plan restrictions have not been lifted will be forfeited.

Directors are reimbursed for the expenses they incur to travel to Board and Committee meetings.

DIRECTOR NOMINATION POLICY.   No one may be nominated for election as a Director
after he or she has reached 72 years of age. The Committee will consider shareholder nominations for Directors that meet the requirements of ITT Industries' By-laws. (A copy of the nomination requirements may be obtained from the Secretary of ITT Industries).

INDEMNIFICATION AND INSURANCE.   As permitted by its By-laws, ITT Industries
indemnifies the Directors to the full extent permitted by law and maintains insurance to protect the Directors from liabilities, including certain instances where it could not otherwise indemnify them. In 1998, ITT Industries prepaid a three-year premium of $1,896,000 for providing liability insurance for its Officers and Directors. An additional premium of $1,252,000 was prepaid in 2000 to extend the Officers and Directors liability insurance policy through 2002. ITT Industries also has entered into contracts with each of the non-employee Directors to protect them from liability including situations in which ITT Industries may not continue the liability insurance. All Directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with $750,000 of coverage. They may elect to purchase additional coverage under that policy. Non-employee Directors also may elect to participate in an optional non-contributory group life insurance plan that would provide $100,000 of coverage.

TRANSACTIONS WITH DIRECTORS.   Mr. David-Weill is chairman and chief executive
of Lazard Freres & Co. LLC, which performed various investment banking services for ITT Industries in 2000 and may also perform similar services in 2001. In addition, the ITT Industries Master Retirement Trust invests in funds organized by Lazard Freres and pays fees to the firm for the investment and management services provided to the Trust in connection with those investments.

                         REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

- ROLE OF THE AUDIT COMMITTEE.

The Audit Committee of the Board of Directors provides oversight on matters relating to the Company's financial reporting process and assures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. This includes review of financial reports and other financial information provided by the Company, its systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements. The Company's management has primary responsibility for the financial statements, including the Company's system of internal controls. The Audit Committee may investigate any matter brought to its attention. In that regard, the Audit Committee has full access to all books, records, facilities and personnel of the Company.

- AUDIT COMMITTEE CHARTER.

The Board of Directors has adopted a written charter for the Audit Committee, which it annually reviews, updates and/or reaffirms. The Charter sets out the purpose, membership and organization, and key responsibilities of the Audit Committee. A copy of the Audit Committee Charter is reflected as Appendix A to this Proxy Statement.

- COMPOSITION OF THE AUDIT COMMITTEE.

The Audit Committee is comprised of five members of the Company's Board. Each Audit Committee member meets the independence standards set out in the Company's By-laws and the requirements of the New York Stock Exchange currently in effect. No member of the Audit Committee has any relationship with the Company that may interfere with the exercise of independence from management and the Company. All members of the Audit Committee, in the business judgment of the full Board of Directors, are financially literate and have accounting or related financial management expertise.

- REGULAR REVIEW OF FINANCIAL STATEMENTS.

During 2000, the Audit Committee regularly reviewed and discussed the Company's audited financial statements with management. The Audit Committee, management and the Company's independent auditors reviewed and discussed the Company's unaudited financial statements before the release of each quarters' earnings report and filing on Form 10-Q, and the Company's audited financial statements before the annual earnings release and filing on Form 10-K.

- COMMUNICATIONS WITH INDEPENDENT AUDITORS.

The Audit Committee has discussed with Arthur Andersen LLP, the independent auditors, the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees ("SAS 61"), as modified or supplemented by the Auditing Standards Boards of the American Institute of Certified Public Accountants. These discussions included all matters required by SAS 61, including independent auditors' responsibilities under generally accepted auditing standards, significant accounting policies and management judgments, the quality of the Company's accounting principles and accounting estimates. The Audit Committee met privately with the independent auditors twice during 2000.

- INDEPENDENCE OF INDEPENDENT AUDITORS.

The Company's independent auditors are accountable, ultimately, to the Board and the Audit Committee. The Audit Committee has received from the independent auditors required written disclosures, including a formal written statement, setting out all the relationships between the Company and its independent auditors, as required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board. The Audit Committee has discussed the independent auditors' independence, any disclosed relationships and the impact of those relationships on the independent auditors' independence.

- RECOMMENDATION REGARDING ANNUAL REPORT ON FORM 10-K.

In performing its oversight function during 2000 with regard to financial statements for 2000, the Audit Committee relied on financial statements and information prepared by the Company's management. It also relied on information provided by the internal audit staff as well as the independent auditors. The Audit Committee reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000. Based on these discussions, and the information received and reviewed, the Audit Committee recommended to the Company's Board that the Financial Statements be included in the Annual Report on Form 10-K for that year (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K).

This report is furnished by the members of the Audit Committee.

                               Christina A. Gold, Chair
                               Curtis J. Crawford
                               John J. Hamre
                               Raymond W. LeBoeuf
                               Linda S. Sanford

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE

The Compensation and Personnel Committee of the Board of Directors establishes executive compensation policies. This report discusses the application of these policies to ITT Industries' executive officers in general, and the rationale for the decisions affecting the compensation as reported for 2000 of Travis Engen, chairman and chief executive of ITT Industries during that year. Additionally, this report discusses the elements of compensation for Mr. Engen and each of the four other named executive officers in the Summary Compensation Table. Mr. Engen resigned as chairman and chief executive of ITT Industries effective February 28, 2001 to accept the position of president and chief executive officer of another company. He retired from ITT Industries on March 1, 2001. The Board of Directors unanimously elected Louis J. Giuliano as chairman, president and chief executive officer effective March 1, 2001.

ITT Industries is a global engineering and manufacturing company with leading positions in the markets that it serves. ITT Industries has approximately 42,000 employees located in 49 countries with 2000 sales of approximately $4.8 billion and assets of approximately $4.6 billion. In establishing compensation policies and programs for 2000 and thereafter, the Committee considered compensation provided to executives of corporations similar to ITT Industries in terms of assets, sales and revenues, and earnings. These corporations consisted of leading manufacturing companies in the S&P Industrials Index.

ITT Industries' executive compensation program is designed to attract, reward, and retain capable and motivated executives and to provide incentives that vary depending upon the attainment of short-term performance objectives and strategic long-term performance goals. The major objective of the long-term incentive program is to provide ITT Industries' executives with incentives directly linked to shareholder value.

THE COMPENSATION PROGRAM.   The executive compensation program of ITT Industries
is based on current competitive compensation practices as well as on performance measures and policies that focus on the continued growth of shareholder value. The compensation for ITT Industries' executives consists of base salary, annual incentives, stock-based programs, long-term incentives, and employee benefits.

- BASE SALARY.

Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Based on a recent ITT Industries' compensation survey, ITT Industries' senior executive salaries are at competitive levels. Salaries provide a necessary element of stability in the total pay program. Salary increases are based primarily on merit. The normal interval between salary reviews for all executives during 2000 was twelve months.

The Committee reviewed the performance of the named executive officers of ITT Industries during 2000. The Committee will continue to review and assess the performance of the chief executive officer and all senior executives and will authorize salary actions as are appropriate, commensurate with relevant competitive data and the approved ITT Industries' salary administration program. Effective March 1, 2001, Mr. Giuliano's annual base salary was increased to $900,000. As of March 1, 2001, the annual salaries of the other named executive officers of ITT Industries were as follows: Mr. Anderson, $468,000; Mr. Ayers, $421,800; and Mr. Maffeo, $371,000.

- ANNUAL INCENTIVE PLAN.

For 2000, the named executive officers participated in the ITT Industries 1997 Annual Incentive Plan for Executive Officers approved by ITT Industries' shareholders in 1997. Bonus amounts paid under the plan were based on the economic value added performance of ITT Industries during 2000 as compared with the annual performance goals established and approved by the Committee at the beginning of the 2000 performance year. The amounts paid with respect to performance year 2000 reflect ITT Industries' strong operational and financial performance during the year. The bonus awards approved for Messrs. Giuliano and Engen for 2000 performance were in accordance with the incentive plan and the amounts are included in the Summary Compensation Table following this report. The bonus awards for Messrs. Anderson, Ayers, and Maffeo for 2000, shown in the Summary Compensation Table following this report, were also in accordance with the annual incentive plan.

- LONG-TERM INCENTIVE AWARD PROGRAM.

ITT Industries' long-term incentive award program is based on the competitive market and designed to link incentive awards to shareholder value. The target value of each award is determined as a percent of base salary and program parameters are approved each year by the Compensation and Personnel Committee. All executives are eligible to participate in the program through non-qualified stock options. For senior executives, the total award value is split equally between non-qualified stock options and target cash awards. Both are described more fully below and on page 21.

- STOCK-BASED AWARDS.

Stock options are the incentive component utilized for all executive participants in the company's Long-Term Incentive Award Program described above. Stock options provide long-term incentives that are directly related to the performance of ITT Industries' common stock. Non-qualified stock options have terms of ten years and two days, and closely align executives' interests with those of other shareholders. The stock option tables on pages 28 and 29 provide information relating to stock options held by the individuals named in the Summary Compensation Table.

Approximately 1,995,000 shares of non-qualified stock options were granted effective January 2, 2001 to approximately 470 executives under the 1994 ITT Industries Incentive Stock Plan. Grants to the named executive officers were as follows: Mr. Giuliano, 65,000 shares; Mr. Engen, 125,000 shares; Mr. Anderson, 35,000 shares; Mr. Ayers, 25,000 shares; and Mr. Maffeo, 24,000 shares. For Messrs. Giuliano, Engen and the other named executive officers, such options were granted at an option exercise price of $36.88 per share. With respect to Messrs. Giuliano, Anderson and Maffeo, the options will become exercisable upon the earlier of an appreciation in ITT Industries' common stock price of 25% above the grant price for ten consecutive trading days, or nine years from the date of grant. In connection with his election as chairman, president and chief executive officer, Mr. Giuliano was granted an additional stock option for 55,000 shares on March 5, 2001 at an option exercise price of $42.74. The options will become exercisable upon the earlier of an appreciation in ITT Industries' common stock price of 25% above the grant price for ten consecutive trading days, or nine years from the date of grant.

With respect to Mr. Engen's outstanding stock options, as a retiree he will be eligible to exercise his options in accordance with the terms of ITT Industries 1986 Incentive Stock Plan and the 1994 ITT Industries Incentive Stock Plan. With respect to Mr. Ayers, the options will become exercisable upon the earlier of an appreciation in ITT Industries' common stock price of 25% above the grant price for ten consecutive trading days or in one-third cumulative annual installments after the first, second and third anniversaries of the date of grant.

- LONG-TERM INCENTIVE PLAN.

The ITT Industries 1997 Long-Term Incentive Plan approved by shareholders in 1997 authorizes performance awards to be made to key employees of ITT Industries at the discretion of the Committee. It has been Company practice that only senior executives participate in this plan. Awards made under this plan are expressed as target cash awards and comprise one-half of the total long-term incentive value for senior executives. (The nonqualified stock options described above comprise the other half).

The Long-Term Incentive Plan provides that the Committee shall determine the size and frequency of awards, performance measures, performance goals and performance periods. The size of the awards is determined by the Committee in order to meet competitive practice. Payment, if any, of awards generally will be made at the end of the applicable performance period and will be based on ITT Industries' performance as compared with the performance measures approved by the Committee.

Payment, if any, of awards may be made in whole or in part, at the discretion of the Committee, in the form of cash and/or common stock of ITT Industries.

The long-term incentive plan enables the Committee to make adjustments to awards and increase or decrease payment values based upon events or circumstances, including but not limited to acquisitions or divestitures, having a material impact on the overall performance of ITT Industries.

On January 2, 2001 the Committee granted target awards under the long-term incentive plan to 55 key employees, including Messrs. Giuliano, Engen, Anderson, Ayers, and Maffeo. The performance period with respect to the 2001 awards is three years beginning January 1, 2001. The 2001 target awards made to each of the individuals named in the Summary Compensation Table are as follows: Mr. Giuliano, $787,800; Mr. Engen, $1,515,000; Mr. Anderson $424,200; Mr. Ayers,
$303,000; and Mr. Maffeo, $290,000. On March 5, 2001, an additional target award of $666,600 was approved for Mr. Giuliano, bringing his total 2001 target award to $1,454,400. The ultimate value, if any, of each of these awards will be determined in accordance with the established performance measurement formula for the target awards granted in 2001. The award amounts set forth above would be the amounts payable if the formula results in payment at the 100% level, and payment, if any, with respect to the 2001 target awards will be based on the Company's total shareholder return performance compared with the other S&P Industrial companies. As a retiree, Mr. Engen will be eligible to receive payment, if any, with respect to a prorata share of his outstanding target awards for 1999, 2000 and 2001, in accordance with the terms of the ITT Industries 1997 Long-Term Incentive Plan and the performance measurement formula approved for each target award.

Messrs. Giuliano, Engen, and Maffeo received grants of awards in 1997 under the ITT Industries 1997 Long-Term Incentive Plan. These awards were subject to a three-year performance period ending December 31, 2000 and were subject to achievement of pre-established goals, as approved by the Committee in 1997, measuring ITT Industries' performance with respect to total shareholder return against the performance of the other S&P Industrial companies. Long-Term Incentive Plan payments were made in strict accordance with the plan as measured for the period of December 31, 1997 through December 31, 2000 and are shown in the Summary Compensation Table on page 26. Based on the Company's performance at the 60.4 percent rank of the S&P Industrial companies, payout was at 134.5% of target, which was in accordance with the approved formula. The Committee determined that payment be made in a combination of cash and shares of ITT Industries' stock to encourage increased share ownership among the company's senior executives. The shares were purchased on the open market and valued at $38.75 per share, the price as of the close of the measurement period.

- SHARE OWNERSHIP GUIDELINES

During 2000, Management considered the adoption of share ownership guidelines for senior executives. At their meeting on March 5, 2001, the Committee endorsed Share Ownership Guidelines for corporate officers of ITT Industries and such guidelines were approved by the ITT Industries Board of

Directors on March 6, 2001. These guidelines specify the desired levels of company stock that each officer should own and encourage a set of behaviors to enable each officer to reach the guideline levels of ownership.

The approved guidelines require share ownership expressed as a multiple of base salary for all corporate officers. Specifically the guidelines apply as follows: chief executive officer at four times base salary; chief financial officer at three times base salary; senior vice presidents and management company presidents at two times base salary; and all other corporate vice presidents at one times base salary.

In achieving these ownership levels, shares owned outright, Company restricted stock, shares held in the Company's dividend reinvestment plan, shares owned in the Company's investment and savings plan, and "phantom" shares held in the deferred compensation plan are considered. To attain the ownership levels set forth in the guidelines it is expected that any restricted shares that become unrestricted will be held, that all shares earned through any payout of the Company's long-term incentive plan will be held, and that all shares acquired through exercise of stock options will be held, except in all cases to the extent that tax obligations need to be met. The Committee will monitor compliance with the guidelines periodically.

- EMPLOYEE BENEFITS.

Executives also participate in ITT Industries' broad-based employee benefits program that includes a pension program, an investment and savings plan, group medical and dental coverage, group life insurance, and other benefit plans. The named executive officers also participate in certain other benefit programs that are described on pages 30 through 35.

Under the deferred compensation plan, executives with an annual base salary of $200,000 or more may elect to defer receipt of all or a portion of their annual incentive. The amount of deferred compensation ultimately received is based on the performance of benchmark investment funds made available under the plan as selected by the executive. Beginning in 2001, participants in the plan may elect a fund that tracks the performance of ITT Industries common stock.

Although the Committee believes that ITT Industries should strive to structure its compensation program for senior executives in a manner that would permit deductibility under the Internal Revenue Code, it realizes that the overall performance of the senior executives cannot be reduced in all cases to a fixed formula. There may be unusual situations in which the prudent use of discretion in determining pay levels is in the best interest of ITT Industries and its shareholders. Under some circumstances the use of discretion in determining appropriate amounts of compensation may be essential. In those situations where discretion is used, compensation may not be fully deductible on ITT Industries' tax return. However, the Committee does not believe that such loss of deductibility would have any material impact on the financial condition of ITT Industries.

This report is furnished by the members of the Compensation and Personnel Committee.

                               Curtis J. Crawford, Chair
                               Edward C. Meyer
                               Linda S. Sanford

                               PERFORMANCE GRAPH

[ITT INDUSTRIES CUMULATIVE TOTAL RETURN]

                                                                                                                 S&P MidCap
                                                                                                               Manufacturing
                                     ITT INDUSTRIES, INC.        S&P 500(R)        S&P INDUSTRIALS INDEX   (DIVERSIFIED) INDEX(2)
                                     --------------------        ----------        ---------------------   ----------------------
12/31/1995                                   100                    100                     100                     100
12/31/1996                                   105                    123                     123                     132
12/31/1997                                   137                    164                     161                     121
12/31/1998                                   177                    211                     215                     151
12/31/1999                                   151                    255                     271                     145
12/31/2000                                   179                    232                     253                     162

-------------------------

(1) The performance of this index is voluntarily provided, as it represents companies more closely comparable to ITT Industries.

                       COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the annual and long-term compensation paid or awarded during the three-year period ended December 31, 2000 to the chief executive officer and the four other most highly paid executive officers of ITT Industries during 2000.


                                                   SUMMARY COMPENSATION TABLE
                                                                                   LONG-TERM COMPENSATION
                                             ANNUAL COMPENSATION                     AWARDS             PAYOUTS
                                                                                          SECURITIES
                                                                OTHER       RESTRICTED    UNDERLYING
                                                               ANNUAL          STOCK       OPTIONS/      LTIP        ALL OTHER
                                     SALARY       BONUS     COMPENSATION     AWARD(S)        SARS       PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR      ($)         ($)         ($)(3)         ($)(4)        (#)(5)      ($)(6)        ($)(7)
Louis J. Giuliano(1)         2000     623,558     632,391       10,222             --       65,000       411,041      21,620
 Chairman, President and     1999     550,000     586,905      339,983             --       50,000       148,103      19,250
 Chief Executive             1998     448,057     595,017        7,414             --       32,000       204,882      15,682
 Officer, formerly
 President and Chief
 Operating Officer -- ITT
 Industries
Travis Engen(1)              2000   1,090,962   1,484,010       10,519             --      100,000     1,284,504      38,138
 formerly Chairman and       1999   1,041,346   1,493,940       10,068             --      100,000       507,780      36,447
 Chief Executive --          1998     982,692   1,311,179        7,114             --      100,000       702,454      34,394
 ITT Industries
David J. Anderson(2)         2000     450,000     364,257      199,857             --           --            --      14,538
 Senior Vice President       1999      17,308     325,000      131,955      1,006,875      100,000            --          --
 and Chief Financial         1998          --          --           --             --           --            --          --
 Officer -- ITT Industries
Robert L. Ayers(2)           2000     403,200     289,847      200,000             --       25,000            --      14,088
 Vice President --           1999     338,712     263,320      526,754             --       15,000            --      12,279
 ITT Industries and          1998      75,115     126,000      200,000        493,125           --            --       1,272
 President -- Fluid
 Technology
Vincent A. Maffeo            2000     354,469     264,896          553             --       24,000       308,821      12,406
 Senior Vice President       1999     340,577     268,411        4,262             --       24,000       105,788      11,920
 and General Counsel --      1998     326,058     237,857        7,326        103,125       24,000       146,345      11,412
 ITT Industries

(1) Mr. Engen resigned as chairman and chief executive of ITT Industries effective February 28, 2001. He retired from ITT Industries on March 1, 2001. Mr. Giuliano was unanimously elected chairman, president and chief executive officer by the Board of Directors effective March 1, 2001.

(2) Mr. Anderson joined ITT Industries on December 13, 1999 and Mr. Ayers joined ITT Industries on October 1, 1998.

(3) Amounts shown in this column for Messrs. Giuliano, Engen, Anderson, Ayers and Maffeo are tax reimbursement allowances which are intended to offset the inclusion in taxable income of the value of certain benefits. The amount for Mr. Giuliano includes tax reimbursement allowances of $332,163 with respect to 1999 relocation expenses of $354,124. The amount for Mr. Anderson includes tax reimbursement allowances of $131,955 with respect to relocation expenses of $150,000 during 1999 and $191,357 with respect to relocation expenses of $214,838 during 2000. The amount for Mr. Ayers includes tax reimbursement allowances of $326,368 with respect to 1999 relocation expenses of $374,282. It also includes payments of $200,000 in 1998, 1999 and 2000 to Mr. Ayers, in connection with his offer of employment.

(4) The amount for Mr. Maffeo represents the value on September 29, 1998 of 3,000 shares of restricted stock awarded on that date in connection with the completion of the sales of ITT Industries' automotive Electrical Systems and Brake and Chassis businesses. The shares are subject to a three-year restriction period during which time Mr. Maffeo will be entitled to dividends paid on the ITT Industries' common stock and will have the right to vote the shares. The value of such shares at December 31, 2000 was $116,250. The amount for Mr. Anderson represents the value on December 13, 1999 of 30,000 shares of restricted stock awarded on that date in connection with his offer of employment. The shares are subject to restriction, during which time Mr. Anderson will be entitled to dividends paid on the ITT Industries' common stock and will have the right to vote the shares. The shares will vest as to 10,000 shares on January 1, 2001, 10,000 shares on January 1, 2003 and 10,000 shares on January 1, 2005. Mr. Anderson elected to extend the restriction period with respect to the January 1, 2001 vesting date to January 1, 2004. Should Mr. Anderson be terminated from ITT Industries other than for cause, restrictions with respect to these shares will lapse immediately. The value of such shares at December 31, 2000 was $1,162,500. The amount for Mr. Ayers represents the value on October 1, 1998 of 15,000 shares of restricted stock awarded on that date in connection with his offer of employment. The shares are subject to a 5-year period of restriction during which time Mr. Ayers will be entitled to dividends paid on the shares and will have the right to vote the shares. Should Mr. Ayers be terminated by the Company other than for cause, the restrictions with respect to these shares will be waived. The value of such shares at December 31, 2000 was $581,250.

(5) The named executive officers do not hold any stock appreciation rights in connection with the options shown.

(6) Amounts shown in this column for 2000 represent the aggregate payout value of the 1998 target award subject to a 3-year performance period ending December 31, 2000. Payments of the aggregate amounts were made 50% in the form of cash and 50% in the form of shares of ITT Industries' common stock valued at $38.75, the closing price on December 31, 2000. The shares issued to the named officers were as follows: Mr. Giuliano, 5,303 shares; Mr. Engen, 16,574 shares; and Mr. Maffeo, 3,977 shares. Amounts shown in this column for 1999 represent the aggregate payout value of the 1997 target award subject to a 3-year performance period ending December 31, 1999. Payments of the aggregate amounts were made 50% in the form of cash and 50% in the form of shares of ITT Industries' common stock valued at $33.44 per share, the closing price on December 31, 1999. The shares issued to the named officers were as follows: Mr. Giuliano, 2,214 shares; Mr. Engen, 7,592 shares; and Mr. Maffeo, 1,581 shares. Amounts shown in this column for 1998 represent the aggregate payout value of the 1997 target award subject to a 2-year performance period ending December 31, 1998. Payments of the aggregate amounts were made 50% in the form of cash and 50% in the form of shares of ITT Industries' common stock valued at $39.75 per share, the closing price on December 31, 1998. The shares issued to the named officers were as follows: Mr. Giuliano, 2,577 shares; Mr. Engen, 8,835 shares; and Mr. Maffeo, 1,840 shares.

(7) The amounts shown in this column for all named executive officers are company contributions under the ITT Industries Investment and Savings Plan for Salaried Employees and the ITT Industries Excess Savings Plan, which are defined contribution plans. ITT Industries makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed three percent (3%) of such employee's salary. Under these plans, ITT Industries also makes a non-matching contribution equal to one-half of one percent ( 1/2 of 1%) of an employee's salary.

OPTION GRANTS DURING 2000

The following table provides information about options granted on January 3, 2000 to the named executive officers of ITT Industries. The options awarded to Messrs. Giuliano, Engen, and Maffeo will become exercisable upon the earlier of

     - a 25% increase in the closing price on the New York Stock Exchange above the option exercise price for a period of ten consecutive trading days, or

     - the ninth anniversary of the date the options were granted.

The options granted to Mr. Ayers will become exercisable upon the earlier of

     - a 25% increase in the closing price on the New York Stock Exchange above the option exercise price for a period of ten consecutive trading days, or

     - in one-third cumulative installments after the first, second and third anniversaries of the date of grant.

As of December 31, 2000, these options were not exercisable.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                           -------------------------------------------------    POTENTIAL REALIZABLE
                           NUMBER OF     % OF TOTAL                               VALUE AT ASSUMED
                           SECURITIES     OPTIONS/                              RATES OF STOCK PRICE
                           UNDERLYING       SARS                                  APPRECIATION FOR
                            OPTIONS/     GRANTED TO    EXERCISE                    OPTION TERM(2)
                              SARS      EMPLOYEES IN   OR BASE    EXPIRATION   -----------------------
NAME                       GRANTED(1)     2000(1)       PRICE        DATE          5%          10%
----                       ----------   ------------   --------   ----------   ----------   ----------
Louis J. Giuliano........    65,000         3.4%        $33.31     1-5-2010    $1,362,400   $3,449,550
Travis Engen.............   100,000         5.2%        $33.31     1-5-2010    $2,096,000   $5,307,000
David J. Anderson(3).....        --          --             --           --            --           --
Robert L. Ayers..........    25,000         1.3%        $33.31     1-5-2010    $  524,000   $1,326,750
Vincent A. Maffeo........    24,000         1.2%        $33.31     1-5-2010    $  503,040   $1,273,680

-------------------------

(1) ITT Industries did not grant any SARs during 2000.

(2) At the end of the term for the options granted on January 3, 2000, the projected price of a share of ITT Industries' common stock would be $54.27 and $86.38 at assumed annual appreciation rates of 5% and 10%.

(3) Mr. Anderson was not granted stock options during 2000. He received options for 100,000 shares of ITT Industries' stock on December 13, 1999, the date he joined ITT Industries. Mr. Anderson's options were granted at an exercise price of $33.56 per share and will become exercisable upon the earlier of a 25% increase in the closing price on the New York Stock Exchange above the option exercise price for a period of ten consecutive trading days or the ninth anniversary of the date the options were granted and will expire on December 15, 2009. Should Mr. Anderson be terminated from ITT Industries other than for cause, the options granted on December 13, 1999 will vest immediately and be deemed fully exercisable.

AGGREGATED OPTION EXERCISES DURING 2000 AND YEAR-END OPTION VALUES

The table below provides information about

     - options exercised during 2000 by the named executive officers, and

     - the value of each of their unexercised options at December 31, 2000, calculated using the $38.75 closing price of the ITT Industries' common stock on December 31, 2000.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                         OPTIONS/SARS AT            OPTIONS/SARS HELD AT
                         SHARES                           FY-END(#)(1)                  FY-END($)(1)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   -----------   -----------   -------------   -----------   -------------
Louis J. Giuliano....         --             --       749,522       115,000      14,866,584       353,600
Travis Engen.........    146,262      3,693,481     1,634,162       200,000      34,383,700       544,000
David J. Anderson....         --             --            --       100,000              --       519,000
Robert L. Ayers......         --             --        18,334        21,666          45,337        90,663
Vincent A. Maffeo....         --             --       145,697        48,000       2,160,738       130,560

-------------------------

(1) There are no SARs outstanding.

LONG-TERM INCENTIVE PLAN -- 2000 AWARDS

The following table provides information about target awards made to each of the named executive officers during 2000. The final payment value, if any, of the target awards will be determined based on ITT Industries' total shareholder return performance measured against the other S&P Industrial companies. Payment, if any, would be made following the completion of the three-year performance period.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                   ESTIMATED FUTURE PAYOUTS
                                                                        UNDER NON-STOCK
                          NUMBER OF        PERFORMANCE OR              PRICE-BASED PLANS
                        SHARES, UNITS    OTHER PERIOD UNTIL   -----------------------------------
                       OR OTHER RIGHTS     MATURATION OR      THRESHOLD     TARGET      MAXIMUM
NAME                         (#)               PAYOUT            ($)         ($)          ($)
----                   ---------------   ------------------   ---------   ----------   ----------
Louis J. Giuliano....        --           1/1/00-12/31/2002   $362,050    $  724,100   $1,448,200
Travis Engen(1)......        --           1/1/00-12/31/2002   $557,000    $1,114,000   $2,228,000
David J. Anderson....        --           1/1/00-12/31/2002   $175,000    $  350,000   $  700,000

                                                                   ESTIMATED FUTURE PAYOUTS
                                                                        UNDER NON-STOCK
                          NUMBER OF        PERFORMANCE OR              PRICE-BASED PLANS
                        SHARES, UNITS    OTHER PERIOD UNTIL   -----------------------------------
                       OR OTHER RIGHTS     MATURATION OR      THRESHOLD     TARGET      MAXIMUM
NAME                         (#)               PAYOUT            ($)         ($)          ($)
----                   ---------------   ------------------   ---------   ----------   ----------
Robert L. Ayers......        --           1/1/00-12/31/2002   $139,250    $  278,500   $  557,000
Vincent A. Maffeo....        --           1/1/00-12/31/2002   $133,700    $  267,400   $  534,800

-------------------------

(1) Payment, if any, with respect to Mr. Engen's award at the end of the performance period will be prorated based on 14 months of the 36 month performance period.

SENIOR EXECUTIVE SEVERANCE PAY ARRANGEMENTS

Senior executives who are U.S. citizens or who are employed in the United States are covered by the ITT Industries, Inc. Senior Executive Severance Pay Plan. If a covered executive is terminated by ITT Industries, that executive would be eligible to receive severance pay unless the executive is terminated for cause, terminated after the executive's normal retirement date, or in certain divestiture instances where the executive accepts employment or refuses comparable employment. There is no severance in cases where the executive voluntarily leaves the company. The amount of severance pay depends upon the executive's base pay and years of service. The amount will not exceed 24 months of base pay, or be greater than two times the executive's total annual compensation during the year immediately preceding termination. ITT Industries' obligation to continue severance payments stops if the executive does not comply with non-competition provisions of the plan or with ITT Industries' Code of Corporate Conduct.

If a covered executive receives or is entitled to receive other compensation from ITT Industries, the amount of that compensation could be used to offset amounts otherwise payable under the plan. During the period in which the executive continues to receive severance payments, the executive will have a limited right to continue to be eligible for participation in certain benefit plans.

Messrs. Giuliano, Anderson, and Maffeo participate in the plan. As a part of Mr. Anderson's employment arrangement, he is entitled to a severance benefit equal to two years of base salary and two years of target bonus should he be terminated from ITT Industries other than for cause during the first three years of his employment. Thereafter, his benefit would be determined in accordance with the plan.

As a part of Mr. Ayers' employment arrangement, he is entitled to a severance benefit equal to two years of base pay should he be terminated by the Company other than for cause during the first three years of his employment. Thereafter, his benefit would decrease in intervals until it conforms with the standard ITT Industries severance policy.

SPECIAL SENIOR EXECUTIVE SEVERANCE PAY PLAN

The ITT Industries, Inc. Special Senior Executive Severance Pay Plan provides severance benefits for covered executives whose employment is terminated other than for cause or where the covered executive terminates his or her employment for good reason within two years after the occurrence of an acceleration event as defined in the CHANGE OF CONTROL ARRANGEMENTS described below. The plan provides two levels of benefits for covered executives, based on their position within the Company. If an executive were terminated within two years of an acceleration event, he or she would be entitled to

     - two or three times the highest annual base salary rate during the three years immediately preceding termination and two or three times the highest bonus paid or awarded in the three years preceding an acceleration event;

     - continuation of health and life insurance benefits and certain perquisites at the same levels for two or three years;

     - a lump sum payment equal to the difference between the total lump sum value of his or her pension benefit under the company's pension plans and the total lump sum value of his or her pension benefit under the pension plans after crediting an additional two or three years of age and eligibility and benefit service using the highest annual base salary rate and bonus for purposes of determining final average compensation under the pension plans;

     - credit for an additional two or three years of age and two or three years of eligibility service under the retiree health and retiree life insurance benefits;

     - a lump sum payment equal to two or three times the highest annual base salary rate during the three years preceding termination times the highest percentage rate of the company's contributions to the ITT Industries Investment and Savings Plan for Salaried Employees and the Excess Savings Plan; and

     - tax gross-up of certain of the payments.

Messrs. Giuliano, Anderson, and Maffeo are covered at the highest level of benefits. Mr. Ayers is covered at the second level.

CHANGE OF CONTROL ARRANGEMENTS

The payment or vesting of awards or benefits under the benefit plans listed below would be accelerated upon the occurrence of a change of control of ITT Industries. There would be a change of control if one of the following acceleration events occurred:

1. A report on Schedule 13D would be filed with the Securities and Exchange Commission disclosing that any person, other than ITT Industries or one of its subsidiaries or any employee benefit plan that is sponsored by ITT Industries or a subsidiary, had become the beneficial owner of 20% or more of ITT Industries' outstanding stock;

2. A person other than ITT Industries or one of its subsidiaries or any employee benefit plan that is sponsored by ITT Industries or a subsidiary would purchase ITT Industries' shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 15% or more of ITT Industries' outstanding stock;

3.   The shareholders would approve

     (a) any consolidation or merger of ITT Industries in which it would not be the continuing or surviving corporation or the common stock of ITT Industries would be converted into cash, securities or other property, unless the transaction was a merger in which the shareholders of ITT Industries immediately prior to the merger would have the same proportionate ownership of common stock of the surviving corporation that they held in ITT Industries immediately prior to the merger; or

     (b) any sale, lease, exchange or other transfer of all or substantially all of the assets of ITT Industries;

4. A majority of the members of the Board of Directors would change within a 12-month period, unless the election or nomination for election of each of the new Directors by ITT Industries' stockholders had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of the 12-month period.

The following ITT Industries benefit plans have change of control provisions:

     - the 1986 Incentive Stock Plan;

     - the 1994 Incentive Stock Plan;

     - the 1997 Annual Incentive Plan for Executive Officers;

     - the 1997 Annual Incentive Plan;

     - the 1997 Long-Term Incentive Plan;

     - the Special Senior Executive Severance Pay Plan;

     - the Deferred Compensation Plan;

     - the Excess Saving Plan;

     - the Excess Pension Plans; and

     - the Salaried Retirement Plan.

SALARIED RETIREMENT PLAN

Most of ITT Industries' salaried employees who work in the United States participate in the Salaried Retirement Plan. Under the plan, participants have the option, on an annual basis, to elect to be covered under either the Traditional Pension Plan (TPP) or a Pension Equity Plan (PEP) formula for future pension accruals. While the TPP formula pays benefits on a monthly basis after retirement, the PEP formula enables participants to elect to have benefits paid as a single sum payment upon employment termination, regardless of the participant's age. Under the TPP, a participant first employed prior to January 1, 2000, would receive an annual pension that would be the total of

     - 2% of his or her average final compensation for each of the first 25 years of benefit service,

     - plus 1 1/2% of his or her average final compensation for each of the next 15 years of benefit service, reduced by

     - 1 1/4% of his or her primary Social Security benefit for each year of benefit service up to a maximum of forty years, except that no more than 1/2 of the primary Social Security benefit would be taken into account to calculate the reduction.

        Average final compensation (including salary plus approved bonus payments) is the total of:

     - the participant's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

     - the participant's average annual pension eligible compensation, not including base salary, for the five calendar years of the participant's last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

The following table illustrates estimated annual benefits (not including Social Security reductions) that would be payable under the TPP formula to a participant who retired at age 65:

PENSION PLAN TABLE

                                  YEAR OF BENEFITS SERVICE
AVERAGE FINAL   ------------------------------------------------------------
COMPENSATION       10          15           20           25           30
-------------   --------   ----------   ----------   ----------   ----------
 $  400,000     $ 80,000   $  120,000   $  160,000   $  200,000   $  230,000
    600,000      120,000      180,000      240,000      300,000      345,000
    800,000      160,000      240,000      320,000      400,000      460,000
  1,000,000      200,000      300,000      400,000      500,000      575,000
  1,200,000      240,000      360,000      480,000      600,000      690,000
  1,400,000      280,000      420,000      560,000      700,000      805,000
  1,600,000      320,000      480,000      640,000      800,000      920,000
  1,800,000      360,000      540,000      720,000      900,000    1,035,000
  2,000,000      400,000      600,000      800,000    1,000,000    1,150,000
  2,500,000      500,000      750,000    1,000,000    1,250,000    1,437,500
  3,000,000      600,000      900,000    1,200,000    1,500,000    1,725,000
  3,500,000      700,000    1,050,000    1,400,000    1,750,000    2,012,500

-------------------------

(1) Amounts shown under Salary and Bonus opposite the names of the executive officers shown on the Summary Compensation Table comprise their compensation for purposes of determining average final compensation.

(2) The years of benefit service through December 31, 2000 are: Mr. Giuliano,
    12.50 years; Mr. Engen, 15.73 years; Mr. Anderson, 1.05 years; Mr. Ayers
    2.25 years; and Mr. Maffeo, 23.49 years.

Participants who retire at or after they reach 60 years of age and have completed at least 15 years of eligibility service would receive undiscounted early retirement pensions.

At the present time, none of the individuals named in the Summary Compensation Table have elected to accrue benefits under the PEP formula.

Employees first hired on or after January 1, 2000 are eligible to make an annual election to be covered under either the PEP formula referred to above or a TPP formula (post-2000 TPP) which provides for a lower accrual rate than the TPP formula described above which is available to employees hired before January 1, 2000.

Regardless of the formula elected, participants become vested in their accrued pension benefits after they complete five years of eligibility service.

Federal law limits the amount of benefits that could be paid and the amount of compensation that could be recognized under tax-qualified retirement plans. As a consequence, ITT Industries has established and maintains non-qualified, unfunded Excess Pension Plans to pay retirement benefits that could not be paid from the Salaried Retirement Plan. Benefits under the Excess Pension Plans are generally paid directly by ITT Industries. There also is an excess plan trust under which excess benefits accrued by certain of the officers are funded. Generally, participating officers may elect, upon retirement, to receive their excess benefit in a single discounted lump sum payment, if approved by the Compensation and Personnel Committee of the Board.

In the event of a change of control, any excess benefit would be immediately payable and would be paid in a single discounted lump sum.

              BENEFICIAL OWNERSHIP OF ITT INDUSTRIES' COMMON STOCK

Set forth below is information reported to the Securities and Exchange Commission on the most recently filed Schedule 13G by the following persons who owned more than 5% of ITT Industries' outstanding common stock. This information does not include holdings by the Trustee with respect to individual participants in the ITT Industries Investment and Savings Plan for Salaried Employees.

                                                         AMOUNT AND
                                                          NATURE OF
NAME AND ADDRESS                                         BENEFICIAL     PERCENT OF
OF BENEFICIAL OWNER                                       OWNERSHIP       CLASS
-------------------                                      -----------    ----------
BARROW, HANLEY, MEWHINNEY & STRAUSS, INC.(1)...........  11,024,600       12.54%
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, TX 75204-2429

-------------------------

(1) As reported on a Schedule 13G dated February 12, 2001, Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 959,000 shares, shared voting power with respect to 10,065,600 shares, and sole dispositive power with respect to 11,024,600 shares. The 11,024,600 shares include 8,994,500 shares reported by Vanguard Windsor Funds -- Windsor II Fund on a Schedule 13G dated February 14, 2001, representing 10.23% of the class and with respect to which the Fund has sole voting power and shares dispositive power.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of January 31, 2001, the beneficial ownership of ITT Industries' common stock by each Director, by each of the executive officers named in the Summary Compensation Table, and by all Directors and executive officers as a group.


                                                              OPTIONS          TOTAL
                                                            EXERCISABLE        SHARES
                                                 SHARES     AS OF APRIL 1,   BENEFICIALLY
          NAME OF BENEFICIAL OWNER               OWNED         2001            OWNED
Rand V. Araskog                                   208,224            --         208,224
Curtis J. Crawford                                  7,842            --           7,842
Michel David-Weill                                  8,072            --           8,072
Travis Engen                                   289,758(1)     1,634,162       1,923,920
Louis J. Giuliano                                  21,137       749,522         770,659
Christina A. Gold                                   5,296            --           5,296
John J. Hamre                                       1,007            --           1,007
Raymond W. LeBoeuf                                  2,342            --           2,342
Edward C. Meyer                                     9,572            --           9,572
Linda S. Sanford                                    4,450            --           4,450
David J. Anderson                                  33,220            --          33,220
Robert L. Ayers                                    18,135        18,334          36,469
Vincent A. Maffeo                                  34,415       145,697         180,112
All Directors and executive officers as a
  group (23)                                      773,794     3,481,047       4,254,841

(1) 100 of these shares are held jointly by Mr. Engen's wife.

The number of shares beneficially owned by each Director or executive officer has been determined under rules of the Securities and Exchange Commission, which provide that beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares which the person would have the right to acquire beneficial ownership of within 60 days through the exercise of any stock option or other right (for purposes of the table above, April 1, 2001).

Unless otherwise indicated, each Director or executive officer has sole dispositive and voting power, or shares those powers with his or her spouse.

As of January 31, 2001, Mr. Engen owned beneficially 2.11%, and all Directors and executive officers as a group owned 4.66% of the shares deemed to be outstanding. No other Director or executive officer owned in excess of one percent of the shares deemed to be outstanding.

                                                                      APPENDIX A

                        CHARTER FOR THE AUDIT COMMITTEE
                          OF THE ITT INDUSTRIES, INC.

                               BOARD OF DIRECTORS

I. PURPOSE

The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process. This includes oversight review with respect to the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

The Committee shall review the adequacy of this Charter on an annual basis and make whatever recommendations to the Board for its approval and adoption with respect to additions, deletions or modifications to this Charter as may be deemed appropriate.

II. MEMBERSHIP AND ORGANIZATION

A. The Committee shall be comprised of no fewer than three members of the Board, each of whom shall be an "independent director" as defined in the By-Laws of the Company and each of whom shall meet the requirements of the Audit Committee Policy of the New York Stock Exchange in effect from time to time. Accordingly, all of the members of the Committee will be Directors:

          (i) who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

          (ii) who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

B. The members of the Committee and its Chairman shall be designated from time to time by the Board and shall serve for such period as may be determined by the Board. One-third of the members of the Committee, but not fewer than two persons, shall constitute a quorum. Action taken by a majority of the members present at a meeting at which a quorum is present, and action taken by the written consent of all of the members, shall constitute action of the Committee. The Committee shall designate its secretary, who shall record the proceedings of the Committee's meetings. The Committee shall convene, either by meeting or consent, no fewer than four times a year.

III. KEY RESPONSIBILITIES

A. As stated under "I. Purpose" hereof, and in furtherance thereof, the Committee's job is one of oversight. The Committee recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including the internal audit staff as well as the outside auditors, have more time, knowledge, and more detailed information regarding the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, including with respect to the external and internal audit functions, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the auditors' work. Nothing in this Charter is intended to expand the liability exposure of the Committee or the Board, or their respective members, beyond what would otherwise have been the case absent the provisions of this Charter.

B. The Committee shall fulfill its purpose and responsibilities in carrying out its oversight function, and in doing so shall refer to the functions set forth below as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

          (i) The Committee shall review with management and the outside auditors the audited financial statements of the Company and make a recommendation to the Board with respect to the inclusion of those financial statements in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

          (ii) The Committee as a whole, or through the Committee chair, shall review with the outside auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with the Securities and Exchange Commission ("SEC") and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company's filing with the SEC of the Form 10-Q.

          (iii) The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls and their effectiveness and meet regularly with the director of internal audit.

          (iv) The Committee shall:

                (a) request from the outside auditors annually a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1;

                (b) discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence; and

                (c) recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

          (v) The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder ratification), evaluate, and, where appropriate, replace the outside auditor. The committee shall confirm the scope of audits to be performed by the outside auditor and review the fees and expenses charged by the outside auditors.

          (vi) The Committee shall review pension plan investment performance.

          (vii) The Committee shall review the expense accounts of senior executives.

          (viii) The Committee shall update the Board regularly with respect to matters coming to its attention in the normal performance of its duties that may have a significant impact on the financial condition or affairs of the Company.

          (ix) The Committee shall evaluate its own performance on a regular basis.

                           DIRECTIONS TO TAPPAN HILL

                               [MAP ILLUSTRATION]

FROM CONNECTICUT: MERRITT PARKWAY OR INTERSTATE 95 SOUTH TO CROSS WESTCHESTER (287 WEST). AT EXIT 1, BEAR RIGHT ONTO ROUTE 119 WEST. JUST BEFORE SECOND LIGHT, BEAR RIGHT ONTO BENEDICT AVENUE. AT FOURTH LIGHT, TURN RIGHT ONTO HIGHLAND AVENUE. (STREET RUNS AS HIGHLAND TO THE RIGHT, PROSPECT TO THE LEFT). AT FIRST STOP SIGN YOU WILL SEE TAPPAN HILL ENTRANCE ON THE LEFT.

FROM NEW YORK CITY, WEST SIDE: WEST SIDE HIGHWAY BECOMES HENRY HUDSON PARKWAY, WHICH BECOMES SAW MILL RIVER PARKWAY. CONTINUE NORTH ON SAW MILL TO EXIT 21W (119 WEST -- TARRYTOWN). TURN RIGHT ONTO ROUTE 119. JUST BEFORE FIFTH LIGHT, BEAR RIGHT ONTO BENEDICT AVENUE. FOLLOW REMAINING DIRECTIONS FROM CONNECTICUT.

FROM NEW JERSEY: GARDEN STATE PARKWAY OR PALISADES PARKWAY TO INTERSTATE 287/87 SOUTH TO TAPPAN ZEE BRIDGE. AFTER TOLL, TAKE FIRST EXIT, ROUTE 9 -- TARRYTOWN. AT EXIT TRAFFIC LIGHT, TURN RIGHT ONTO BROADWAY (ROUTE 9 NORTH). AT FOURTH LIGHT, MAKE A RIGHT ONTO BENEDICT AVENUE. AT SECOND LIGHT, TURN LEFT ONTO HIGHLAND AVENUE (STREET RUNS AS HIGHLAND TO THE LEFT AND PROSPECT TO THE RIGHT). AT FIRST STOP SIGN YOU WILL SEE TAPPAN HILL ENTRANCE ON THE LEFT.

[ITT INDUSTRIES LOGO]

                      VOTE BY TELEPHONE OR INTERNET OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

                                    TELEPHONE
                                  800-520-3785

Use any touch-tone telephone to vote your proxy. Have your proxy form in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

                                    INTERNET
                        http://proxy.shareholder.com/itt

Use the Internet to vote your proxy. Have your proxy form in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

                                      MAIL

Mark, sign and date your proxy form and return it in the postage-paid envelope we have provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned the proxy form.

If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy.

               CALL TOLL-FREE TO VOTE - IT'S FAST AND CONVENIENT
                             (UNITED STATES ONLY)
                                  800-520-3785

                               CONTROL NUMBER FOR
                          TELEPHONE OR INTERNET VOTING

                      DETACH PROXY FORM HERE IF YOU ARE NOT
                         VOTING BY TELEPHONE OR INTERNET

                               PLEASE DETACH HERE
                 You Must Detach This Portion of the Proxy Card
                > Before Returning it in the Enclosed Envelope <

The Board of Directors recommends a vote "FOR" proposals A and B.

A. Election of Directors

FOR all nominees / /     WITHHOLD AUTHORITY to vote    / /     (*)EXCEPTIONS / /
listed below             for all nominees listed below

Nominees: 01 - Louis J. Giuliano, 02 - Rand V. Araskog,  03 - Curtis J.
               Crawford,
          04 - Christine A. Gold, 05 - John J. Hamre, 06 - Raymond W. LeBoeuf
          07 - Linda S. Sanford.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) (*)Exceptions-------------------------------------------------------------------

B. Arthur Andersen LLP as Independent Auditors.

   FOR  / /               AGAINST  / /                ABSTAIN  / /

Mark this box to request on admission card to the meeting.                  //

If you agree to access future Proxy Statements and Annual Reports
electronically, please mark this box.                                       //


To change your address please mark this box and correct at left.            / /


         (When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

               Dated:                                      , 2001
                     --------------------------------------

               -------------------------------------------------
                           Signature of Share Owner(s)

               -------------------------------------------------
                           Signature of Share Owner(s)


               Votes MUST be indicated /x/
               (x) in black or blue ink.


    (Please sign, date and return this proxy card in the enclosed envelope.)

[ITT INDUSTRIES LOGO]

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ITT INDUSTRIES FOR THE ANNUAL MEETING TO BE HELD MAY 15, 2001:

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Robert W. Beicke, Vincent A. Maffeo and Kathleen S. Stolar, or any of them, each with full power of substitution as proxies, to vote all shares of ITT Industries common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the 2001 Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the meeting and at adjournments or postponements.

The nominees for election as Directors are: 01 - Louis J.Giuliano, 02 - Rand V. Araskog, 03 - Curtis J. Crawford, 04 - Christine A. Gold, 05 - John J. Hamre, 06 - Raymond W. LeBoeuf, 07 - Linda S. Sanford.

     (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*) (*)

FOR PARTICIPANTS IN THE ITT INDUSTRIES INVESTMENT AND SAVINGS PLAN FOR SALARIED
EMPLOYEES:

The Trustee will vote the shares credited to your account in the savings plan in accordance with the specifications that you indicate on the reverse. If you sign and return the form, but do not indicate your voting specifications, the Trustee will vote as recommended by the Board of Directors. The trustee will vote the shares for which no form has been returned in the same proportion as those shares for which it received voting specifications. The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the meeting and at adjournments or postponements.

ITT INDUSTRIES
P.O.BOX 11005
NEW YORK, N.Y. 10203-0005

(Continued, and to be dated and signed on the reverse side.)